Exhibit 10.39

MINERAL LEASE AGREEMENT

THIS Mineral Lease Agreement (“Agreement”), by and between ENERDYNE ENDY CLAIMS LLC, a New Mexico Limited Liability Company, as to an undivided one hundred-percent (100%) interest, whose address is P.O. Box 502, Albuquerque, New Mexico 87103, (hereinafter referred to as “Lessor”), and NEUTRON ENERGY, INC., a Wyoming corporation, whose mailing address is 6606 North Hillside Drive, Paradise Valley, Arizona 85253, (hereinafter referred to as “Neutron”), is entered into and made effective as of February 1, 2006.

I.                                         RIGHTS GRANTED

Lessor grants, demises, leases, and lets to Neutron and its successors and assigns the following rights, powers, and privileges:

A.                                   Premises. The interest in the real property described in the attached Exhibit “A” which is incorporated by this reference (“Premises”) and all rights, improvements, privileges, hereditaments, and appurtenances belonging or in any way appertaining to the Premises, including all ores, minerals, materials, and mineral rights, except oil and gas.

Mining Rights and Access.

1.             The free, exclusive, unrestricted, uninterrupted right of access, ingress and egress to the Premises, and the right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing. mining (by underground mining, surface mining, strip mining, or any other surface or subsurface method, including any method later developed), in-situ leaching, extracting, milling, stockpiling, storing, processing, removing and marketing therefrom all merchantable and nonmerchantable ores, metals, minerals. mineral products and materials of every nature or sort, and all other materials or substances of any nature whatsoever found in natural deposits (“Mineral Substances”), and the right to place, construct, maintain, use, and thereafter remove such structures, facilities, equipment, roadways, haulage ways, and other improvements as may he necessary, useful, or convenient for the full enjoyment of all of the rights granted under this Agreement.

2.                                       These rights are granted and may be utilized for the purpose or in the course of carrying on exploration or mining operations on any other adjoining properties to the Premises in which Neutron may have or acquire any right and/or interest and may desire to reach or mine directly or indirectly through the Premises.

C.                  Cross Mining.

1.                                       The right, if it so desires, to mine and remove any Mineral Substances existing on or under the Premises through or by means of shafts, openings, or pits which may be sunk or made upon adjoining and nearby property, and the right to stockpile any Mineral Substances from the Premises upon grounds situated upon any such properties.

2.                                       In addition, Neutron may use the Premises for any shafts, openings, pits and stockpile-grounds sunk or made for the mining, removal, and/or stockpiling of any Mineral Substances from any adjoining or nearby property. Mineral Substances taken from the Premises shall at all times be kept entirely separate and distinct from any other ore or concentrated product until the same are measured and sampled so that the rights of Lessor shall be at all times preserved and protected.

D.                                    Commingling. Neutron shall have the right to commingle ore and minerals from the Premises with ore from other lands and properties; provided, however, that Neutron shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling. If concentrates, ore, or any other processed, beneficiated, or refined mineral products (“Concentrates”) are produced from the commingled ores by Neutron, Neutron shall also calculate from representative samples the average recovery percentage for all such concentrates produced during the calendar quarter and shall allocate a percentage of concentrate production to Lessor according to such calculations. In obtaining representative samples and calculating the average grade of the ore and average recovery percentages, Neutron may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on Lessor. In addition, comparable procedures may be used by Neutron to apportion among the commingled ores penalty charges, if any, imposed by the purchaser of such ore or concentrates.

E.                                      Water Rights. The right to use any and all of Lessor’s water rights on, about. under. or which is appurtenant to the Premises or to which the Premises are riparian.

F.                                      Deposit of Waste Materials. The right to temporarily or permanently deposit tailings slurry, waste rock, overburden, surface stripping, process solutions and all other materials from the Premises or from adjoining or nearby properties on or off the Premises, even if the sole use of the Premises may be for the placement of such materials.

G.                                    Treatment. The right, at Neutron’s election and in any manner it deems fit, to beneficiate, concentrate, process and/or otherwise treat any Mineral Substances taken from the Premises by any physical or chemical method. In exercising this right, Mineral Substances may be removed to a plant or plants established or maintained either upon the Premises or elsewhere.

H.                                    Amendment, Relocation, and Patent of Claims.

1.                                       Neutron, in its sole discretion, shall have the right to amend or relocate as unpatented mining claims or unpatented millsites, in the name of Lessor, any  unpatented mining claims which are subject to this Agreement. If Neutron  undertakes any such activity, Neutron shall complete the same in compliance with the applicable New Mexico State and Federal statutes and regulations and shall be liable to Lessor for any act (or failure to act) by it or any of its agents in connection with the amendment or relocation of claims that are not in governmental compliance.

2.                                       Upon request of Neutron, at any time during the term of this Agreement, Lessor agrees to undertake to obtain patent to any or all of the mining claims which are subject to this Agreement, as designated by Neutron, Neutron shall prepare all documents, compile all data, and comply in all respects with the applicable law, all at the expense of Neutron. Lessor shall execute any documents required for this purpose and shall cooperate fully with Neutron in the patent application and proceedings, time being of the essence. If Lessor begins patent proceedings and Neutron thereafter requests Lessor to discontinue such proceedings or if this Agreement is terminated while patent proceedings are pending, Neutron shall have no further obligation with respect thereto except to pay any unpaid expenses accrued in such proceedings prior its request to discontinue, or prior to termination, whichever comes first.

II. TERM

Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a primary period of ten (10) years from the effective date and for a secondary period for so long thereafter as Neutron continues to make advance or production royalty payments. In no event, however, shall the term of this Agreement extend past seventy-five (75) years.

III. PAYMENTS TO LESSOR

A.                                    Signing Bonus.

Upon execution of this Agreement, Neutron shall pay Lessor a signing bonus of $315,000.00.

B.                                    Advance Royalty Payments.

1.                                       The advance royalty payments paid to Lessor under this Agreement shall be as follows:

Payment Due Date	Payment Amount
February 1. 2007	$100,000.00
February 1, 2008	$100,000.00
February 1, 2009 and every twelve months thereafter so long as this Agreement is in effect	$75,000.00

2.                                       The obligation of Neutron to make these advance royalty payments shall close upon the earlier of (a) Neutron’s purchase of Premises under Section XI.A.1 . or (b) termination of this Agreement under Section VI.

3.                                       The advance royalty, when paid to Lessor, will apply to the entire Premises and shall be deductible against future production royalties to be paid to Lessor regardless of the year in which advance royalty payments are made, i.e. advance payments can be carried over and credited against subsequent years, until the amount the advance royalty has been fully recovered by Neutron. Upon commencement of commercial production and every year thereafter, Neutron shall pay Lessor the greater of (i) the advance royalty or (ii) the production royalty. Within thirty (30) days after the end of the lease year, Neutron shall pay Lessor the difference between the advance royalty payment and the production royalty payment.

4.                                       In the event this Agreement is terminated, Neutron shall have no obligation to make any payment set forth above, the due date of which occurs after the date that this Agreement has become so terminated, and Neutron shall have no obligation to make any further payments in accordance with Paragraph C of this Section III except as to payment, if any, based upon production achieved prior to such termination but for which payment has not yet been made to Lessor.

C.                                    Production Royalty

1.                                       Neutron shall pay to Lessor according to Lessor; a production royalty of five percent (5%) based the gross market value of all Mineral Substances extracted from the Premises. Such royalty will be determined in the manner described in the Mineral Royalty definition which is attached as Exhibit “B” and incorporated in this Agreement and with each royalty payment acknowledged by an officer of Neutron.

2.                                       Neutron shall, however, have the right to mine amounts of Mineral Substances reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Premises without initiating the obligation to make production royalty payments.

D.                                    Method of Making Payments.

1.                                      Any payments required to be made by Neutron may be made in cash or by check and shall be delivered in accordance with Section IX. In the event more than one individual or entity owns an interest in the Premises, and presuming all such owners are signatories to the Agreement, Neutron shall have the right to require all such owners to designate, from amongst themselves or otherwise, an authorized agent to receive all payments from Neutron. The designation of such authorized agent shall be effectuated by all such owners executing a Power of Attorney, the original of same to be provided to Neutron upon execution. Notwithstanding the execution and delivery of such Power of Attorney,

Neutron shall have the option to pay each such owner his or her respective share of all payments, provided that all owners shall have previously signed a document evidencing their agreement concerning their respective ownership interests in the Premises. In the event that any of the owners cannot or will not accept payments, Neutron may deposit such payments in an escrow account for the benefit of such owner at a bank of Neutron’s choice located in the County of such owner’s residence, and notify such owner that such an account has been established, with the costs of establishing the escrow account deductible from the payment. Such deposit shall be deemed payment as to such owner for all purposes.

2.                                       In the event the payments should be made to other parties because of any transfers of any of the owners’ interests, payments tendered the transferor at the address shown in Section IX shall conclusively be deemed payment to the transferee until: (i) Neutron receives notice and evidence satisfactory to it from the transferor that its interest has been transferred and that payments should be made to the transferee; and (ii) Neutron receives proof that the transferee has complied with the terms of Section XI.

IV. TITLE MATTERS

A.                                    Representations and Warranties. Lessor represents and warrants to Neutron, which covenants and warranties shall survive any expiration or termination of this Agreement. the following: (i) that, subject to the paramount title of the United States, Lessor is lawfully seized of an estate in unpatented mining claims as set forth in Exhibit “A”; and (ii) that Lessor has the right and power to convey the same for the purposes of this Agreement; and (iii) that the same are free from all prior liens or encumbrances, other than as may be described in Exhibit “A” and the official records of McKinley County, State of New Mexico; and (iv) that Neutron shall have quiet and peaceable possession of the Premises; and (v) that Lessor has not committed, nor will Lessor in the future commit, any act or acts which will encumber or cause a lien to he placed against the Premises except subject and subordinate to the terms of this Agreement; and (vi) that Lessor has not caused or allowed the generation, treatment, storage, or disposal of hazardous substances on the Premises, except as provided by law. Lessor, after its own diligent inquiry, has no knowledge of the presence of hazardous substances on the Premises. Lessor further warrants that there are no threatened or pending environmental enforcement actions against it, and no environmental liens against the Premises.

B.                                    Title Defects, Defense, and Protection. At the request of Neutron at any time and at Neutron’s cost, Lessor shall cause a title search to be made covering all or any part of the Premises. Neutron shall be entitled to receive the abstracts and other evidences of title. If. (i) in the opinion of Neutron, Lessor’s title to all or any part of the Premises is defective or less than as represented in this Section IV, or (ii) Lessor’s title is contested or questioned by any person or entity, and Lessor is unable or unwilling to promptly correct the alleged defects, Neutron may, without obligation, attempt to perfect or defend Lessor’s title. Neutron shall use its best efforts to defend the Premises against the Rocca

Honda mining claims asserted by David Miller in Sections 5 and 6, T. 13 N., R. 8 W. However, Neutron shall not be liable to Lessor if Neutron is unsuccessful in, withdraws from, or discontinues title litigation or other curative work. Time being of the essence, in the event Neutron does attempt to perfect or defend Lessor’s title, Lessor shall execute all documents and shall take such other actions as are reasonably necessary to assist Neutron in its efforts. If title is less than as represented in this Section IV, then one half of the costs and expenses of perfecting or defending title expended by Neutron shall be a credit against subsequent payments to be made to Lessor. Any improvement or perfection of title to the Premises shall inure to the benefit of Neutron in the same manner and to the same extent as if such improvement or perfection has been made prior to the execution of this Agreement.

C.                                    Lesser Interest. If Lessor’s title to all or any part of the Premises is less than the interest as described in Section IV,A, Neutron shall have the right, without waiving any other rights it may have, to reduce all payments to be made to Lessor hereunder to the same proportion.

D.                                    Acquisition of Outstanding Interest. Should Neutron, either in its own name or in the name of Lessor, institute any action for adverse possession, suit to quiet title, or other action aimed at obtaining title to the Premises, such title shall be acquired subject to this Agreement. Should Neutron elect to acquire any interest in the Premises from a party other than Lessor, the property rights so acquired shall accrue solely to Neutron. In such event, Lessor shall be entitled to no payment with respect to such property. Upon termination of this Agreement, such property shall belong to Neutron.

V. OBLIGATIONS OF NEUTRON

A.                                    Protection from Liens. Neutron shall, at its expense, allow no lien to remain on the Premises resulting from the operations of Neutron. However, Neutron shall not be required to remove any such lien so long as it is contesting the validity or the amount thereof.

B.                                    Indemnification and Insurance. Neutron shall protect Lessor against any damages arising out of Neutron’s operations on the Premises and shall indemnify Lessor against liability resulting from Neutron’ s operations on the Premises; provided, however, that Lessor or any agent acting on its behalf shall not have been a contributing cause to the event giving rise to any such damages. Neutron shall make Lessor a co-insured on Neutron’s comprehensive general liability insurance policy or policies, maintain such policy or policies in effect for at least so long as this Agreement remains in effect, and provide Lessor with a copy of such policy or policies. Notwithstanding any other provision of this Agreement, to the extent, if at all, that any provision requiring one party to indemnify another party or its agents or employees is found to be within the scope of or in any way subject to or conditioned upon consistency with (i) NMSA 1978, Sec. 56-7-1 (2003) for its enforceability, then such provision shall (A) not be construed or applied to require one party to indemnify, hold harmless, insure or defend the other party or its employees or agents against liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee, its officers, employees or agents, (B) be enforced only to the extent that it is consistent with such Sec. 56-7-1, and (C) be deemed modified, if required to conform to such Sec, 56-7-1, and/or with (ii) NMSA 1978, Sec. 56-7-2 (2003) for its enforceability, then such provision shall (A) not be considered or applied to indemnify the indemnitee against loss or liability for damages arising from the sole or concurrent negligence of the indemnitee or its agents or employees, from the sole or concurrent negligence of an independent contractor who is directly responsible to the indemnitee, or from an accident that occurs in operations carried on at the direction or under the supervision of the indemnitee, an employee or representative of the indemnitee or in accordance with methods and means specified by the indemnitee or employees or representatives of the indemnitee, (B) shall be enforced only to the extent that it is consistent with such Sec. 567-2, and (C) be deemed modified, if required, to conform to such Sec.56-7-2.

C.                                    Taxes and Assessments.

1.                                       Except as provided for below, Neutron hereby covenants and agrees to pay promptly before delinquency all taxes and assessments that may be assessed during the continuance of this Agreement upon the Premises resulting from Neutron’s activities and products derived therefrom. However, Neutron shall always have the right to contest, in the courts or otherwise, either in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, re-adjustment, or equalization thereof, before it shall be required to pay such taxes or assessments. Notwithstanding the foregoing, Neutron shall not permit any part of the Premises to be conveyed and title lost as the result of nonpayment of such taxes and assessments. Neutron shall provide Lessor with copies of all receipts evidencing payment of such taxes and assessments. It is agreed that should the Lessor receive tax bills or claims which are the responsibility of Neutron, they shall be promptly forwarded to Neutron for appropriate action.

2.                                       It is agreed that Neutron shall pay the above referenced taxes that are assessed from the date of this Agreement to its termination date. Nothing in the foregoing portion of this Section shall be construed to obligate Neutron to pay such portion of any tax as is based upon an assessment of improvements or erections made or placed on the Premises by Lessor. Neutron shall not be liable for any taxes levied or measured by income of Lessor or based upon payments made to Lessor by Neutron under this Agreement. This Section V.C. shall apply to any property owned or leased by Neutron upon which it stockpiles any mineral-bearing material whether or not such material is exclusively taken from the Premises or commingled with materials from other properties.

D.                                    Compliance with Laws and Regulations. Neutron shall perform all of its Operations on the Premises in a good and workmanlike manner and in compliance with all applicable federal, state, and local laws and regulations, including but not limited to those relating to environmental protection, reclamation and bonding. Notwithstanding any other provision of this Agreement, (i) this Section V.D. shall remain in effect, and Neutron shall perform all its obligations hereunder, following any expiration, termination or release of all or any part of this Agreement and (ii) Neutron shall at all times during and following the term of this Agreement be liable to Lessor for any and all expenses, claims and losses of, against or by Lessor resulting from any violation by Neutron of this Section V.D..

E.                                      Right of Access to the Premises. Neutron shall allow Lessor and representatives of Lessor, at their sole risk, access to the Premises for the purposes of viewing or inspecting Neutron’s operations, at times which, in Neutron’s discretion, do not unreasonably interfere with its operations. Lessor agrees to indemnify, protect, save, and hold harmless Neutron and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates from and against any and all losses, costs, damages, expenses, attorney’s fees, claims, demands, liabilities, suits, and actions of every kind and character which may be imposed upon or incurred by Neutron and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents or corporate affiliates on account of, or arising directly or indirectly from Lessor’s rights under this Section V.E.

F.                                      Delivery of Data. In the event of expiration or termination of this Agreement, Neutron shall furnish Lessor within 90 days after termination one (1) set of copies of all available noninterpretive data pertaining to the Premises and developed or prepared by or for Neutron and shall authorize and permit Lessor to take possession of any available core derived from the Premises, whether or not such core is stored on the Premises; provided, however, that Neutron shall in no event be liable to Lessor for loss of or damage to any such core or for the accuracy of any data furnished to Lessor.

G.                                    Good Standing Notice. Neutron shall maintain the Premises in good standing with the United States Department of the Interior, Bureau of Land Management. Neutron shall pay all annual maintenance fees due and assessed, on the Premises, by the Bureau of Land Management while this Agreement is in effect and or conducting reclamation, on the Premises, and shall provide Lessor proof of payment notice on or before August 15, of each year that this Agreement is in effect.

H.                                    Exploration and Development. Neutron shall be obligated to expend $250,000.00 during the twelve-month period following the execution of this Agreement and an additional $250,000.00 during the next twelve month period to explore and/or develop the Premises.

VI. TERMINATION

A.                                   Termination by Lessor. In the event Lessor considers that Neutron has not complied with any obligation hereunder, Lessor shall notify Neutron setting out specifically in what respect it is claimed that Neutron has breached this Agreement. If the alleged breach is not cured within sixty (60) days after notice is given, or if Neutron has not within that time either commenced to cure the alleged breach and does not thereafter diligently complete such cure, or challenges the legitimacy of the allegation, Lessor may terminate this Agreement by delivering to Neutron notice of such termination. Termination of this

Agreement shall be the sole remedy of Lessor. Neither the service of any notice nor the doing of any acts by Neutron aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that Neutron has failed to perform all of its obligations under this Agreement.

B.                                    Termination by Neutron. Neutron shall have the right to terminate this Agreement-at any time with respect to all or a portion of the Premises by giving notice to Lessor. Upon such termination, all right, title, and interest of Neutron under this Agreement shall terminate with respect to that portion of the Premises released. Neutron shall be relieved of all further obligations set forth in this Agreement on the released acreage except those obligations, if any, which this Agreement explicitly states, and which have accrued prior to such termination. Any taxes, assessments, and governmental charges shall be prorated as of the termination date.

C.                                    Release. Upon termination of this Agreement, all properties leased hereunder will be returned to Lessor and a release, in recordable form, will be executed by Neutron for the benefit of Lessor in order to clear title to said properties.

D.                                    Removal of Property. Upon any termination or expiration of this Agreement, Neutron shall have a period of (1) year from and after the effective date of termination in which to remove from the Premises all of its machinery, buildings, structures, facilities. equipment, and other property of every nature and description erected, placed, or situated thereon, except foundations of a permanent nature, supports, track, and pipe placed in shafts, drifts, or openings in the Premises. Any property of Neutron not removed by the end of this one-year period shall become the property of Lessor and at Lessor’s sole discretion have the property removed at Neutron’s expense. Neutron shall have the right to keep a watchman on the Premises during this one-year period.

VII. LIENS

In the event that Lessor fails to promptly pay, when due, taxes, mortgages, or other liens levied against the Premises and payable by Lessor, Neutron shall have the right (but shall not he obligated) to pay such past due amounts and, if Neutron does so, Neutron shall be subrogated to all the rights of the holders thereof and Lessor shall reimburse Neutron for all such payments and for all related costs and expenses paid or incurred by Neutron (including, without limitation, related attorneys’ fees) within three months after the same are paid or incurred by Neutron. Any payments due Lessor under this Agreement may be credited by reimbursements due Neutron under this Section. The provisions of this Section VII shall survive any termination or expiration of this Agreement.

VIII. FORCE MAJEURE

Neutron shall not be liable for failure to perform any of its obligations, other than making any payments due under this Agreement, during any period in which performance is prevented, in whole or part, by causes herein termed “force majeure- but only if and to the extent that such causes (i) are not within the reasonable control of Neutron, (ii) are not caused by deliberate , wanton, reckless or negligent act or omission of Neutron or by failure of Neutron to perform any of its obligations under this Agreement, or (iii) could not have been prevented by Neutron acting promptly, prudently, diligently, carefully, in good faith, in accordance with this Agreement, and applicable law and regulations.. For purposes of this Agreement, the term “force majeure” shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, sinkholes, earthquakes, and drought; laws, rules, regulations, orders, directives, and requests of governmental bodies or agencies; delay, failure, or inability of suppliers or transporters of materials, parts, supplies, services, or equipment; contractor or subcontractor shortage of labor, transportation, materials, machinery, equipment, supplies, utilities, or services; accidents; breakdown of equipment, machinery, or facilities; judgments or orders of any court or federal, state or local agency; inability to obtain on reasonably acceptable terms or in reasonably acceptable time any public or private licenses, permits, or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, .present, or future violation of federal, state, or local environmental standard; acts of war or conditions arising out of or contributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; or any other cause whether similar or dissimilar to the foregoing, except for the inability to meet financial commitments. If Neutron desires to invoke the provisions of this Section VIII, Neutron shall give notice of the commencement of the circumstances giving rise to such force majeure. An event or occurrence shall not be deemed a “force majeure,” and no performance by Neutron shall be excused, on account of shortage or unavailability of funds or because the event or occurrence would cause performance to result in economic loss or in hardship or inequity or frustrate the purpose for which Neutron entered into this Agreement. The time for discharging Neutron’s obligations with respect to the prevented performance shall be extended for the period of force majeure. Neutron shall proceed promptly, prudently, diligently and in good faith to end any force majeure as soon as is practicable.

IX. NOTICES

Any required notice, payment, or other communication contemplated by this Agreement shall be in writing and shall be effective (i) when personally delivered at the below address; (ii) when delivered by electronic communication at Lessor’s telecopy number described below or at such other telecopy number as Lessor may designate in writing provided that such electronic communication is followed by a delivery by mail or by personal service to the below address; or (iii) when delivered by mail deposited in the United States mail, postage prepaid and registered or certified, with return receipt requested, and addressed to Lessor at the below address:

If to Lessor:	ENERDYNE ENDY CLAIMS LLC
12812 Piru Blvd. S.E.
Alburquerque, New Mexico 87123

FAX No. 1-505-292-5005

If to Neutron:	NEUTRON ENERGY, INC.
6606 North Hillside Drive
Paradise Valley, Arizona 85253
FAX No.: 1-602-952-8650

Either Lessor or Neutron may change its mailing address for future notices by providing written notice to that effect to the other parties.

X. CONFIDENTIALITY

Lessor shall not, without the express written consent of Neutron, disclose any information concerning the terms of this Agreement or operations conducted under this Agreement, nor issue any press releases concerning the operations. However, if Lessor contemplates selling or assigning its interest, it shall have the right to disclose such information to a potential purchaser if it first obtains an agreement in writing from such third party, satisfactory to Neutron, providing that the third party shall hold confidential the information furnished to it.

Xl. ASSIGNMENTS AND TRANSFERS OF INTEREST

A.                                    By Lessor. Lessor shall have the right to transfer all or any portion of the Premises to others, provided that:

1.                                       The transfer shall be subject to this Agreement and to all rights of Neutron, its successors and assigns, under this Agreement in and to the Premises and the transferee agrees to this in writing prior to the transfer, however, in the event that the Lessor proposes to transfer any or all of the Premises or interests therein to others, Lessor shall provide notice to Neutron of all terms and conditions of the proposed transfer and Neutron shall have the first right to acquire any or all of said interests in the Premises from Lessor, on the same terms and conditions agreed to between the Lessor and others, for a period of 60 days from the date that the notice is received by Neutron from the Lessor.

2.                                       No change or division in ownership of the Premises, however accomplished, shall operate to enlarge the obligations or diminish the rights of Neutron under this Agreement.

3.                                       No change or division in the ownership of the Premises shall be binding upon Neutron for any purpose until the person acquiring any interest has furnished Neutron with the instrument or instruments constituting his claim of title from the original seller.

B.                                    By Neutron. Neutron shall have the right at any time to assign all or any portion of its rights under this Agreement. No assignment, however, shall release Neutron from the performance of any of its obligations under this Agreement except if and to the extent that it is released from such obligations in a document executed by Lessor.

XII. NO EXPRESS OR IMPLIED COVENANTS

Nothing in this Agreement shall impose any obligations or covenants upon Neutron, express or implied, to conduct any mining operations upon the Premises, it being the intent of the parties that Neutron shall have the sole discretion to determine the economic feasibility, time, method, manner and rate of conducting any such operations, except as otherwise required by this Agreement.

XIII.                        BINDING EFFECT

The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors, and assigns.

XIV.                       MEMORANDUM

Neutron and LLessor shall execute a Memorandum of this Agreement in a recordable form sufficient under the laws of the State of New Mexico to give notice to third parties of the rights granted hereunder. Neutron shall have the right to record such Memorandum at any time.

XV.                           CONSTRUCTION OF AGREEMENT

This Agreement and its Exhibits constitute the sole understanding of the parties with respect to the Premises, all previous agreements between the parties concerning the Premises being expressly rescinded. This Agreement shall be subject to all valid and applicable provisions of statutory or common law, rules, and regulations. Should this Agreement or any of its provisions or operations be found to be contrary to any such valid law, rule, or regulation, the latter shall be deemed to control, and this Agreement shall be regarded as modified accordingly. Subject to the preceding sentence, no modification or alteration of this Agreement shall be effective unless in writing and executed by the parties.

XVI.                       HEADINGS

The headings appearing in this Agreement are inserted for convenient reference purposes only, and are not definitive as to the provisions contained within said Sections in the interpretation and construction of this Agreement.

XVII.       RULE AGAINST PERPETUITIES

As to any provision in this Agreement, the parties do not intend that there shall be any violation of the Rule Against Perpetuities or any related Rule. if any violation should inadvertently occur, it is the wish of the parties that the appropriate court reform such provision so as to approximate most closely the intent of the parties within the limits permissible under such Rule.

XVIII. APPLICABLE LAW

This Agreement shall be construed, interpreted and governed by the laws of the State of New Mexico.

ENERDYNE ENDY CLAIMS LLC,
a New Mexico Limited Liability Company
/s/ Don C. Hanosh
Its	Member

NEUTRON ENERGY, INC. a Wyoming Corporation

/s/ Kelsey L. Boltz
Its	President

State of AZ                        )

County of Pima                 )

The foregoing instrument was acknowledged before me this 1 day of Feb, 2006 by Don C. Hanosh, the Member of Enerdyne Endy Claims LLC, on behalf of the limited liability corporation.

(Seal and Expiration Date)	/s/ Jennifer L. Buie
Notary Public

State of AZ                        )

County of Pima                 )

The foregoing instrument was acknowledged before me this 1 day of Feb, 2006 by Kelsey L. Boltz, the President of Neutron Energy, Inc., on behalf of the corporation.

(Seal and Expiration Date)	/s/ Jennifer L. Buie
Notary Public

EXHIBIT A TO MINERAL LEASE AGREEMENT BETWEEN ENERDYNE ENDY CLAMIS LLC AND NEUTRON ENERGY, INC., DATED JANUARY 31, 2006

					McKinley
					Cty Record
Claim Name	BLM Serial No.	Section	Township	Range	Book	Page
Endy 1	NMMC171172	31	14N	8W	23	8024
Endy 2	NMMC171173	31	14N	8W	23	8025
Endy 3	NMMC171174	31	14N	8W	23	8026
Endy 4	NMMC171175	31	14N	8W	23	8027
Endy 5	NMMC171176	31	14N	8W	23	8028
Endy 6	NMMC171177	31	14N	8W	23	8029
Endy 8	NMMC171178	31	14N	8W	23	8030
Endy 9	NMMC171179	31	14N	8W	23	8031
Endy 10	NMMC171180	31	14N	8W	23	8032
Endy 11	NMMC171181	31	14N	8W	23	8033
Endy 12	NMMC171182	31	14N	8W	23	8034
Endy 14	NMMC171183	31	14N	8W	23	8035
Endy 15	NMMC171184	31	14N	8W	23	8036
Endy 16	NMMC171185	31	14N	8W	23	8037
Endy 17	NMMC171186	31	14N	8W	23	8038
Endy 18	NMMC171187	31	14N	8W	23	8039
Endy 19	NMMC171188	32	14N	8W	23	8040
Endy 20	NMMC171189	31 & 32	14N	8W	23	8041
Endy 21	NMMC171190	31 & 32	14N	8W	23	8042
Endy 22	NMMC171191	31 & 32	14N	8W	23	8043
Endy 23	NMMC171192	31 & 32	14N	8W	23	8044
Endy 24	NMMC171193	31 & 32	14N	8W	23	8045
Endy 25	NMMC171194	32	14N	8W	23	8046
Endy 26	NMMC171195	32	14N	8W	23	8047
Endy 27	NMMC171196	32	14N	8W	23	8048
Endy 28	NMMC171197	32	14N	8W	23	8049
Endy 29	NMMC171198	32	14N	8W	23	8050
Endy 30	NMMC171199	32	14N	8W	23	8051
Endy 31	NMMC171200	5	13N	8W	23	8052
Endy 31		32	14N
Endy 32	NMMC171201	5	14N	8W	23	8053
Endy 33	NMMC171202	5	14N	8W	23	8054
Endy 34	NMMC171203	5	14N	8W	23	8055

1

Endy 35	NMMC171204	5	14N	8W	23	8056
Endy 36	NMMC171205	32	14N	8W	23	8057
Endy 37	NMMC171206	32	14N	8W	23	8058
Endy 38	NMMC171207	32	14N	8W	23	8059
Endy 39	NMMC171208	31	14N	8W	23	8060
Endy 40	NMMC171209	32	14N	8W	23	8061
Endy 41	NMMC171210	32	14N	8W	23	8062
Endy 42	NMMC171211	5	13N	8W	23	8063
Endy 42		32	14N
Endy 43	NMMC171212	5	13N	8W	23	8064
Endy 44	NMMC171213	5	13N	8W	23	8065
Endy 45	NMMC171214	5	13N	8W	23	8066
Endy 46	NMMC171215	5	13N	8W	23	8067
Endy 47	NMMC171216	5	13N	8W	23	8068
Endy 48	NMMC171217	5	13N	8W	23	8069
Endy 49	NMMC171218	5	13N	8W	23	8070
Endy 50	NMMC171219	5 & 8	13N	8W	23	8071
Endy 51	NMMC171220	32	14N	8W	23	8072
Endy 52	NMMC171221	32	14N	8W	23	8073
Endy 53	NMMC171222	32	14N	8W	23	8074
Endy 54	NMMC171223	4 & 5	13N	8W	23	8075
Endy 54		32 & 33	14N
Endy 55	NMMC171224	4 & 5	13N	8W	23	8076
Endy 56	NMMC171225	4 & 5	13N	8W	23	8077
Endy 57	NMMC171226	4 & 5	13N	8W	23	8078
Endy 58	NMMC171227	4 & 5	13N	8W	23	8079
Endy 59	NMMC171228	4 & 5	13N	8W	23	8080
Endy 60	NMMC171229	4 & 5	13N	8W	23	8081
Endy 61	NMMC171230	4 & 5	13N	8W	23	8082
Endy 62	NMMC171231	4,5,8&9	13N	8W	23	8083
Endy 63	NMMC171232	4	13N	8W	23	8084
Endy 64	NMMC171233	4	13N	8W	23	8085
Endy 65	NMMC171234	4	13N	8W	23	8086
Endy 66	NMMC171235	4	13N	8W	23	8087
Endy 67	NMMC171236	4	13N	8W	23	8088
Endy 68	NMMC171237	4	13N	8W	23	8089
Endy 69	NMMC171238	4	13N	8W	23	8090
Endy 70	NMMC171239	4 & 9	13N	8W	23	8091
Endy 71	NMMC171240	4	13N	8W	23	8092
Endy 72	NMMC171241	4	13N	8W	23	8093
Endy 73	NMMC171242	4	13N	8W	23	8094
Endy 74	NMMC171243	4	13N	8W	23	8095

Endy 75	NMMC171244	4	13N	8W	23	8096
Endy 76	NMMC171245	4	14N	8W	23	8097
Endy 77	NMMC171246	4 & 9	13N	8W	23	8098
Endy 78	NMMC171247	12	13N	8W	23	8099
Endy 79	NMMC171248	12	13N	8W	23	8100
Endy 80	NMMC171249	4	13N	8W	23	8101
Endy 81	NMMC171250	4	13N	8W	23	8102
Endy 82	NMMC171251	4	13N	8W	23	8103
Endy 83	NMMC171252	4 & 9	13N	8W	23	8104
Endy 84	NMMC171253	12	13N	8W	23	8105
Endy 85	NMMC171254	12	13N	8W	23	8106
Endy 86	NMMC171255	12	13N	8W	23	8107
Endy 87	NMMC171256	12	13N	8W	23	8108
Endy 88	NMMC171257	3 & 4	13N	8W	23	8109
Endy 89	NMMC171258	3 & 4	13N	8W	23	8110
Endy 90	NMMC171259	3,4,9&10	13N	8W	23	8111
Endy 91	NMMC171260	11	13N	8W	23	8112
Endy 92	NMMC171261	11	13N	8W	23	8113
Endy 93	NMMC171262	5	13N	8W	23	8114
Endy 94	NMMC171263	5	13N	8W	23	8115
Endy 95	NMMC171264	5	13N	8W	23	8116
Endy 96	NMMC171265	3	13N	8W	23	8117
Endy 97	NMMC171266	3 & 10	13N	8W	23	8118
Endy 98	NMMC171267	5 & 8	13N	8W	23	8119
Endy 104	NMMC171268	3	13N	8W	23	8120
Endy 105	NMMC171269	3 & 10	13N	8W	23	8121
Endy 112	NMMC171270	3 & 10	13N	8W	23	8122
Endy 122	NMMC171271	11	13N	8W	23	8123
Endy 123	NMMC171272	11	13N	8W	23	8124
Endy 124	NMMC171273	11	13N	8W	23	8125
Endy 125	NMMC171274	11	13N	8W	23	8126
Endy 126	NMMC171275	11	13N	8W	23	8127
Endy 127	NMMC171276	11	13N	8W	23	8128
Endy 128	NMMC171277	11	13N	8W	23	8129
Endy 129	NMMC171278	11	13N	8W	23	8130
Endy 130	NMMC171279	11	13N	8W	23	8131
Endy 131	NMMC171280	11	13N	8W	23	8132
Endy 132	NMMC171281	11	13N	8W	23	8133
Endy 133	NMMC171282	11	13N	8W	23	8134
Endy 134	NMMC171283	11	13N	8W	23	8135
Endy 135	NMMC171284	11	13N	8W	23	8136
Endy 136	NMMC171285	11	13N	8W	23	8137

Endy 137	NMMC171286	11	13N	8W	23	8138
Endy 138	NMMC171287	11	13N	8W	23	8139
Endy 139	NMMC171288	11	13N	8W	23	8140
Endy 140	NMMC171289	11 & 12	13N	8W	23	8141
Endy 141	NMMC171290	11 & 12	13N	8W	23	8142
Endy 142	NMMC171291	11 & 12	13N	8W	23	8143
Endy 143	NMMC171292	6	13N	8W	23	8144
Endy 143		31	14N	8W
Endy 144	NMMC171293	6	13N	8W	23	8145
Endy 145	NMMC171294	6	13N	8W	23	8146
Endy 146	NMMC171295	6	13N	8W	23	8147
Endy 147	NMMC171296	6	13N	8W	23	8148
Endy 148	NMMC171297	6	13N	8W	23	8149
Endy 149	NMMC171298	6	13N	8W	23	8150
Endy 150	NMMC171299	6	13N	8W	23	8151
Endy 151	NMMC171300	6 & 7	13N	8W	23	8152
Endy 152	NMMC171301	6	13N	8W	23	8153
Endy 152		31	14N	8W
Endy 153	NMMC171302	6	13N	8W	23	8154
Endy 154	NMMC171303	6	13N	8W	23	8155
Endy 155	NMMC171304	6	13N	8W	23	8156
Endy 156	NMMC171305	6	13N	8W	23	8157
Endy 157	NMMC171306	6	13N	8W	23	8158
Endy 158	NMMC171307	6	13N	8W	23	8159
Endy 159	NMMC171308	6	13N	8W	23	8160
Endy 160	NMMC171309	6 & 7	13N	8W	23	8161
Endy 161	NMMC171310	6	13N	8W	23	8161 (8162)
Endy 161		31	14N	8W
Endy 162	NMMC171311	6	13N	8W	23	8163
Endy 163	NMMC171312	6	13N	8W	23	8164
Endy 164	NMMC171313	6	13N	8W	23	8165
Endy 165	NMMC171314	6	13N	8W	23	8166
Endy 166	NMMC171315	6	13N	8W	23	8167
Endy 167	NMMC171316	6	13N	8W	23	8168
Endy 168	NMMC171317	6	13N	8W	23	8169
Endy 169	NMMC171318	6 & 7	13N	8W	23	8170
Endy 170	NMMC171319	5 & 6	13N	8W	23	8171
Endy 170		31 & 32	14N
Endy 171	NMMC171320	5 & 6	13N	8W	23	8172
Endy 172	NMMC171321	5 & 6	13N	8W	23	8173
Endy 173	NMMC171322	5 & 6	13N	8W	23	8174
Endy 174	NMMC171323	5 & 6	13N	8W	23	8175

Endy 175	NMMC171324	5 & 6	13N	8W	23	8176
Endy 176	NMMC171325	5 & 6	13N	8W	23	8177
Endy 177	NMMC171326	5 & 6	13N	8W	23	8178
Endy 178	NMMC171327	5,6,7&8	13N	8W	23	8179
Endy 179	NMMC171328	3	13N	8W	23	8180
Endy 180	NMMC171329	3	13N	8W	23	8181
Endy 181	NMMC171330	3	13N	8W	23	8182
Endy 182	NMMC171331	2 & 11	13N	8W	23	8183
Endy 183	NMMC171333	32	14N	8W	23	8184
Endy 184	NMMC171333	32	14N	8W	23	8185

EXHIBIT B
ATTACHED TO THAT MINERAL LEASE AGREEMENT BETWEEN
ENERDYNE ENDY CLAIMS LLC AND NEUTRON ENERGY, INC., DATED
FEBRUARY 1, 2006

MINERAL ROYALTY

Article I. Definitions

Section 1.1 “Allowable Costs” shall mean, collectively, Allowable Sampling Costs, Allowable Taxes and Allowable Transportation Costs.

Section 1.2 “Allowable Sampling Costs” shall mean Neutron’s actual costs of weighing, sampling and assaying Products.

Section 1.3 “Allowable Taxes” shall mean production, severance, gross receipts, sales, excise, compensating, conservation, privilege and other taxes (except income and property taxes) imposed, levied or assessed on or measured by the price or value of Products and actually paid.

Section 1.4 “Allowable Transportation Costs” shall mean Neutron’s actual costs of transporting Products from the mine to a mill, ion exchange plant or other processing facility (each a “Processing Facility”) and from a Processing Facility to the point of sale (including, without limitation, actual packaging, freight, insurance, handling, demurrage, delay and forwarding costs incurred by reason of or in the course of such transportation).

Section 1.5 “By-Products” shall mean materials that do not have value chiefly for their uranium content but are derived from Mineral Substances, occur in intimate depositional relationship with uranium, and are recovered as secondary values during the mining, extraction, processing and treatment of Uranium-Bearing Products.

Section 1.6 “Mineral Substances” shall have the meaning attributed thereto in Section I.B.1. of the Mineral Lease Agreement of which this Exhibit “B” is a part (the “Agreement”).

Section 1.7 “Other Mineral Products” shall mean materials that are not By-Products and do not have value chiefly for their uranium content but are derived from Mineral Substances.

Section 1.8 “Premises” shall have the meaning attributed thereto in Section I.A. of the Agreement.

Section 1.9 “Products” shall mean, collectively, By-Products, Other Mineral Products and Uranium-Bearing Products.

Section 1.10 “Uranium-Bearing Products” shall mean the following that are derived from Mineral Substances: (i) uranium ore (“Ore”); (ii) uranium-bearing mine water, leachate, pregnant liquor, pregnant slurry, concentrated slurry and precipitate (collectively, “Liquids”); and (iii) uranium concentrate in the form commonly known as “yellowcake” and other valuable materials produced by processing Ore or Liquids in a Processing Facility (collectively, “Yellowcake”).

Article II. Definitions of Gross Market Value

Section 2.1. Uranium-Bearing Products.

(a)  In the event Neutron sells Ore, “Gross Market Value” shall mean actual sale proceeds less Allowable Costs properly attributable thereto.

(b)  In the event Neutron sells Liquids, “Gross Market Value” shall mean actual sale proceeds less (i) Neutron’s actual processing costs after extraction from shafts or wells but prior to sale and (ii) Allowable Costs properly attributable thereto.

(c)  In the event Neutron sells neither Ore nor Liquids and instead processes the same in a Processing Facility owned or controlled by it or on a custom or toll basis and sells Yellowcake, “Gross Market Value” shall mean actual sale proceeds less (i) Neutron’s actual processing costs after extraction from shafts or wells but prior to sale and (ii) Allowable Costs properly attributable thereto.

Section 2.2 By-Products; Other Mineral Products. In the event Neutron sells By-Products or Other Mineral Products, “Gross Market Value” shall mean actual sale proceeds less (i) Neutron’s actual costs of treating, beneficiating, upgrading and processing after extraction from shafts or wells but prior to sale and (ii) Allowable Costs properly attributable thereto.

Section 2.3 Disposal Without Sale. Notwithstanding any other provision in this Exhibit B, in the event Neutron (i) sells Products to an affiliate, partner or joint venturer; (ii) further treats, beneficiates, upgrades, refines or enriches Yellowcake or Products in a Processing Facility owned or controlled by it or on a custom or toll basis; or (iii) disposes of the same in kind without a sale, such Products or Yellowcake shall be deemed to be disposed of and “Gross Market Value,” as hereinafter defined in this Section 2.4, shall apply thereto.

(a) In the event of a disposal without sale of any material that has value chiefly for its uranium content, “Gross Market Value” shall mean the “Market Value of U3O8” (as hereinafter defined in this Section 2.3(a)) multiplied by the amount (stated in pounds) of uranium oxide (U308)) contained in the Ore or Compounds from which the material was derived less (i) Neutron’s actual processing costs after extraction from shafts or wells but prior to disposition and (ii) Allowable Costs properly allocated thereto. “Market Value of U3O8” shall mean the weighted average price per pound of U3O8 received by Neutron for sales of Yellowcake in the three-month period immediately preceding the calendar month of such disposal without sale. In the event Neutron has not sold Yellowcake during such three-month period, “Market Value of U308” shall mean the “Exchange Value (Monthly U308 Spot)” (or, if prices are no longer reported as “Exchange Value (Monthly U308 Spot),” the substantial equivalent thereof), of uranium concentrates reported in the last issue of Nuclear Review published by TradeTech, LLC of Denver, Colorado in the calendar month of such disposal without sale. In the event that such price or its substantial equivalent is not so published, then “Market Value of U308” shall mean the price for uranium concentrates offered for sale for immediate delivery reported in such other publication as is generally recognized in the uranium mining industry as accurately reflecting the price at which uranium concentrate is currently being offered for such sale. In the absence of such other publication, then “Market Value of U308” shall be the mean of the domestic prices at which uranium concentrate was most recently offered for sale for immediate delivery from the Processing Facility nearest the Premises. In the event such price is unavailable from said mill or other facility, then “Market Value of U308” shall be determined by such other means as may establish such prices at the mean of the domestic prices at which uranium concentrate is currently being offered for sale for immediate delivery.

(b) In the event of disposal without sale of By-Products or Other Mineral Products, “Gross Market Value” shall mean the “Market Value” (as hereinafter defined in this Section 2.3(b)) thereof multiplied by the amount of such By-Products or Other Mineral Products disposed of without sale less Neutron’s actual processing costs after extraction from shafts or wells but prior to disposition and (ii) Allowable Costs properly allocated thereto. “Market Value” shall mean the average weighted price received by Neutron from the sale of material of equivalent types and mineral content during the three-month period immediately preceding the calendar month of such disposal without sale. In the event Neutron has no such sale during such three-month period, “Market Value” shall mean the domestic price for such materials for immediate delivery during the month of such disposal without sale as reported in the last issue of platts Metals Week published by McGraw-Hill Companies during the calendar month of such disposal without sale. In the event that such price (or its substantial equivalent) is not so published, then “Market Value” shall be the mean of domestic prices for materials of equivalent types and mineral contents for sale for immediate delivery during the month of such disposal without sale reported in such other publication as is generally recognized in the mining industry as accurately reflecting the price at which such material is currently being offered for sale for immediate delivery. In the absence of such a publication, then “Market Value” shall be determined by such other means as may establish such prices at the mean of the domestic prices at which such material is currently being offered for sale for immediate delivery.

Section 2.4 Other Consideration Relating to Claims and Agreements. In the event Neutron or any affiliate or partner of Neutron or joint venturer with Neutron receives any monetary or other consideration as a result of any (i) judgment or settlement of any common law, contractual, statutory or administrative claim relating to the sale or other disposition of any material derived from Mineral Substances or (ii) agreement to cancel or modify any agreement relating to such sale or other disposition, “Gross Market Value” shall mean the amount of such consideration less the actual costs and expenses incurred by Neutron or any affiliate, partner or joint venturer in obtaining such consideration.

Article III. Time for Paying Production Royalties

Production royalties payable pursuant to Section 2.1, Section 2.2 or Section 2.3 of this Exhibit B shall be paid before the last day of the month next following the month of sale or disposition without sale, as the case may be. Royalties payable pursuant to Section 2.4 shall be paid within twenty days after the end of the month in which a judgment is no longer subject to appeal or a settlement or agreement is made, as the case may be.

Article IV. Settlement Sheet to Accompany Production Royalty Payment

Each payment of production royalty shall be accompanied by a settlement sheet signed and attested to by an officer of Neutron setting forth all data required for the calculation of the royalty paid and explaining how such royalty was calculated.